                                                                 EXHIBIT (h)(iv)

                           FUND ACCOUNTING AGREEMENT
                           -------------------------


     AGREEMENT made this 1/st/ day of November, 2000, between BESSEMER TRUST COMPANY ("Bessemer"), a _________ organized under the laws of the State of ____________ and having its principal place of business at 630 Fifth Avenue, New York, New York 10111 and BISYS FUND SERVICES OHIO, INC. ("Fund Accountant"), a corporation organized under the laws of the State of Ohio and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

     WHEREAS, Bessemer is responsible for performing fund accounting services for the Old Westbury Funds, Inc. (the "Fund Company") under a certain Custodian Agreement dated October 12, 1993 between the Fund Company and Bessemer;

     WHEREAS, Bessemer desires that Fund Accountant perform certain fund accounting services for each investment portfolio of the Fund Company, all as now or hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds"); and

     WHEREAS, Fund Accountant is willing to perform such services on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1.   Services as Fund Accountant.
          ---------------------------

          (a)  Maintenance of Books and Records.  Fund Accountant will keep and
               --------------------------------
               maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

               (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and deliveries of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

               (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

               (iii)   Separate ledger accounts required by subsection
                       (b)(2)(ii) and (iii) of the Rule;

               (iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule; and

               (v) Such other books and records enumerated in the Rule that are requested by Bessemer.

          (b)  Performance of Daily Accounting Services.  In addition to the
               ----------------------------------------
               maintenance of the books and records specified above, Fund Accountant shall perform the following accounting services daily for each Fund:

               (i) Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

               (ii) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from Bessemer or its designee, as approved by the Fund Company's Board of Directors (hereafter referred to as the "Directors");

               (iii) Verify and reconcile with the Funds' custodian all daily trade activity;

               (iv) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

               (v) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

               (vi) Report to Bessemer the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

               (vii) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

               (viii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by Bessemer;

               (ix) Update fund accounting system to reflect rate changes, as received from Bessemer, on variable interest rate instruments;

               (x)     Post Fund transactions to appropriate categories;

               (xi) Accrue expenses of each Fund according to instructions received from the Fund Company's administrator;

               (xii) Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and
                       (3) income and expense accounts;

               (xiii) Provide accounting reports in connection with the Fund Company's regular annual audit and other audits and examinations by regulatory agencies; and

               (xiv) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

          (c)  Special Reports and Services.
               ----------------------------

               (i) Fund Accountant may provide additional special reports upon the request of Bessemer, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

               (ii) Fund Accountant may provide such other similar services with respect to a Fund as may be reasonably requested by Bessemer, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

          (d)  Additional Accounting Services.  Fund Accountant shall also
               ------------------------------
               perform the following additional accounting services for each
               Fund:

               (i) Provide monthly a download (and hard copy thereof) of the financial statements described below, upon request of Bessemer. The download will include the following items:

                       Statement of Assets and Liabilities,
                       Statement of Operations,
                       Statement of Changes in Net Assets, and
                       Condensed Financial Information;

               (ii) Provide accounting information and/or prepare reports for the following:

                       (A) federal and state income tax returns and federal excise tax returns;
                       (B) the Fund Company's semi-annual reports with the Securities and Exchange Commission ("SEC") on Form N-SAR;
                       (C) the Fund Company's annual, semi-annual and quarterly (if any) shareholder reports;
                       (D) registration statements on Form N-1A and other filings relating to the registration of shares;
                       (E) the Administrator's monitoring of each Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;
                       (F)  annual audit by the Fund Company's auditors;
                            examinations performed by the SEC; and
                       (H)  Board of Directors meeting materials.

     2.   Subcontracting.
          --------------

          Fund Accountant may, at its expense, subject to the prior approval of Bessemer and the Fund Company, which shall not be unreasonably withheld, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Fund Accountant shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Fund Accountant shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

     3.   Compensation.
          ------------

          Bessemer shall pay Fund Accountant for the services to be provided by Fund Accountant under this Agreement in accordance with, and in the manner set forth in, Schedule A hereto, as such Schedule may be amended from time to time.

     4.   Reimbursement of Expenses.
          -------------------------

          In addition to paying Fund Accountant the fees described in Section 3 hereof, Bessemer agrees to reimburse Fund Accountant for its out-of-pocket expenses in providing services hereunder, including but not limited to the following:

     (a) All freight and other delivery and bonding charges incurred by Fund Accountant in delivering materials to and from the Fund Company;

     (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Fund Accountant in communication with

          Bessemer, the Fund Company, the Fund Company's custodian, dealers or others as required for Fund Accountant to perform the services to be provided hereunder;

     (c) The cost of obtaining security market quotes pursuant to Section 1(b)(ii) above;

     (d)  The cost of microfilm or microfiche of records or other materials;

     (e) All systems-related expenses associated with the provision of special reports and services pursuant to Section 1 (c) herein; and

     (f) Any expenses Fund Accountant shall incur at the written direction of the President of the Fund Company.

     5.   Effective Date.
          --------------

          This Agreement shall become effective as of November 1, 2000 (the "Effective Date").

     6.   Term.
          ----

          The term of this Agreement shall commence on the Effective Date and shall remain in effect through February 28, 2003 (the "Initial Term"). During the Initial Term, this Agreement may be terminated without penalty (i) by mutual agreement of the parties, (ii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause or (iii) as to any Fund or the Fund Company, except for a Combination, as defined below, upon the liquidation, dissolution or elimination (hereinafter referred to as "liquidation") of such Fund or the Fund Company, as the case may be.

          After the Initial Term, this Agreement may be renewed by the parties hereto for additional one year periods and may be terminated without penalty by Bessemer, upon 90 days' written notice to Fund Accountant, or by Fund Accountant upon 90 days' written notice to Bessemer.

          For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) an act or series of acts or omissions which, in the aggregate, constitutes, in the reasonable judgment of Bessemer, a serious failure to perform satisfactorily Fund Accountant's obligations hereunder; (c) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (d) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

          Notwithstanding the foregoing, after such termination for so long as Fund Accountant, with the written consent of Bessemer, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Fund Accountant through the effective date of termination and unpaid by Bessemer upon such termination shall be immediately due and payable upon and notwithstanding such termination. Fund Accountant shall be entitled to collect from Bessemer, in addition to the compensation described in this Schedule A, the amount of all of Fund Accountant's cash disbursements for services in connection with Fund Accountant's activities in effecting such termination, including without limitation, the delivery to Bessemer and/or its designees of the Fund Company's property, records, instruments and documents.

          If, during the Initial Term of this Agreement, for any reason other than nonrenewal, mutual agreement of the parties, "cause", as defined above, or "liquidation", as defined above, Fund Accountant is replaced as fund accountant, or if a third party is added to perform all or a part of the services provided by Fund Accountant under this Agreement (excluding any sub-contractor appointed by Fund Accountant as provided in Article 2 hereof), then Bessemer shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to Fund Accountant equal to
(i) the balance due Fund Accountant for the remainder of the Initial Term, in the event such termination occurs during the first twelve (12) months of the Initial Term, (ii) seventy-five percent (75%) of the balance due Fund Accountant for the remainder of the Initial Term, in the event such termination occurs during the second twelve (12) months of the Initial Term, or (iii) fifty percent (50%) of the balance due Fund Accountant for the remainder of the Initial Term, in the event such termination occurs during the last four (4) months of the Initial Term, assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of the Fund Company's assets for the twelve months prior to the date Fund Accountant is replaced or a third party is added.

          In the event that the Fund Company is merged into, or its assets are combined with, another legal entity in part or in whole pursuant to any form of business reorganization (a "Combination") prior to the expiration of the Initial Term and Fund Accountant is not retained to provide accounting services consistent with this Agreement, the parties acknowledge and agree that the one-time cash payment referred to in the preceding paragraph shall be due and
payable.   No other fees or amounts shall be due Fund Accountant in the event of a Combination.

          The parties further acknowledge and agree that, in the event Fund Accountant is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by Fund Accountant would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate Fund Accountant for damages incurred and is not intended to constitute any form of penalty.

     7.  Standard of Care; Reliance on Records and Instructions;
         -------------------------------------------------------
         Indemnification.
         ---------------

          Fund Accountant shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to Bessemer or the Fund Company for any action taken or omitted by Fund Accountant in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. Bessemer agrees to indemnify and hold harmless Fund Accountant, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Fund Accountant's actions taken or nonactions with respect to the performance of services under this Agreement with respect to any Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to Fund Accountant by a duly authorized representative of Bessemer or the Fund Company; provided that this indemnification shall not apply to actions or omissions of Fund Accountant in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, Fund Accountant shall give Bessemer written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Fund Accountant.

          Fund Accountant agrees to indemnify and hold harmless Bessemer, the Fund Company and their employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Fund Accountant's bad faith, willful misconduct, negligence or from reckless disregard of its obligations and duties, with respect to the performance of services under this Agreement. Bessemer and/or the Fund Company shall give Fund Accountant written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Bessemer and/or the Fund Company.

     8.   Record Retention and Confidentiality.
          ------------------------------------

          Fund Accountant shall keep and maintain on behalf of the Fund Company all books and records which the Fund Company is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. Fund Accountant further agrees that all such books and records shall be the property of the Fund Company and to make such books and records available for inspection by Bessemer, the Fund Company or by the

SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Fund Company and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

     9.   Uncontrollable Events.
          ---------------------

          Fund Accountant assumes no responsibility hereunder, and shall not be liable, except in the case of Fund Accountant's bad faith, willful misfeasance, negligence or reckless disregard of its duties and obligations, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

     10.  Reports.
          -------

          Fund Accountant will furnish to Bessemer and to the Fund Company's properly authorized auditors, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by Bessemer in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by Fund Accountant, or as subsequently agreed upon by the parties pursuant to an amendment hereto. Bessemer agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein.

     11.  Rights of Ownership.
          -------------------

          All computer programs and procedures developed to perform services required to be provided by Fund Accountant under this Agreement are the property of Fund Accountant. All records and other data except such computer programs and procedures are the exclusive property of the Fund Company and all such other records and data will be furnished to Bessemer or its designees in appropriate form as soon as practicable after termination of this Agreement for any reason.

     12.  Return of Records.
          -----------------

          Fund Accountant shall maintain customary records in connection with its duties as specified in this Agreement. Fund Accountant acknowledges and agrees that any records required to be maintained and preserved pursuant to applicable laws and regulations which are prepared or maintained by Fund Accountant on behalf of the Fund Company shall be prepared and maintained at the expense of Fund Accountant, but shall be the property of the Fund Company and will be made available to or surrendered promptly to the Fund Company on request; provided that, in connection with the termination of this Agreement, such records shall be surrendered to Bessemer or its designee promptly following the date of such termination or at such other time that is reasonably requested by Bessemer.

     13.  Representations of Bessemer.
          ---------------------------

          Bessemer certifies to Fund Accountant that: (1) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized four million shares of common stock, and (2) this Agreement has been duly authorized by Bessemer and, when executed and delivered by Bessemer, will constitute a legal, valid and binding obligation of Bessemer, enforceable against Bessemer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     14.  Representations of Fund Accountant.
          ----------------------------------

          Fund Accountant represents and warrants that: (1) the various procedures and systems which Fund Accountant has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Fund Company and Fund Accountant's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by Fund Accountant and, when executed and delivered by Fund Accountant, will constitute a legal, valid and binding obligation of Fund Accountant, enforceable against Fund Accountant in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     15.  Insurance.
          ---------

          Fund Accountant shall notify Bessemer immediately should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Fund Accountant shall notify Bessemer of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify Bessemer as they may be made of the total outstanding claims made by Fund Accountant under its insurance coverage.

     16.  Information to be Furnished by Bessemer.
          ---------------------------------------

          Bessemer has furnished to Fund Accountant the following:

          (a) Copies of the Articles of Incorporation of the Fund Company and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

          (b)  Copies of the following documents:

               (i)   The Fund Company's By-laws and any amendments thereto; and

               (ii) Authorization of a specified officer of Bessemer to execute and deliver this Agreement and authorization for specified officers of Bessemer to instruct Fund Accountant thereunder.

          (c) A list of all the officers of Bessemer and the Fund Company, together with specimen signatures of those officers who are authorized to instruct Fund Accountant in all matters.

          (d) Two copies of the Prospectuses and Statements of Additional Information for each Fund.

     17.  Information Furnished by Fund Accountant.
          ----------------------------------------

          (a)  Fund Accountant has furnished to Bessemer the following:

               (i)   Fund Accountant's Articles of Incorporation; and

               (ii)  Fund Accountant's Bylaws and any amendments thereto.

          (b) Fund Accountant shall, upon request, furnish certified copies of corporate actions covering the following matters:

               (i) Approval of this Agreement, and authorization of a specified officer of Fund Accountant to execute and deliver this Agreement; and

               (ii) Authorization of Fund Accountant to act as fund accountant for the Fund Company and to provide accounting services for the Fund Company.

     18.  Amendments to Documents.
          -----------------------

          Bessemer shall furnish Fund Accountant written copies of any amendments to, or changes in, any of the items referred to in Section 16 hereof forthwith upon such amendments or changes becoming effective.

     19.  Compliance with Law.
          -------------------

          Except for the obligations of Fund Accountant set forth in Section 8 hereof, Bessemer assumes full responsibility for the preparation, contents and distribution of each prospectus of the Fund Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. Fund Accountant shall have no obligation to take cognizance of any laws relating to the sale of the Fund Company's shares. Bessemer represents and warrants that no shares of a Fund established after the Effective Date of this Agreement will be offered to the public until the Fund Company's registration statement under the Securities Act and the 1940 Act with respect to such Fund has been declared or becomes effective.

     20.  Notices.
          -------

          Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following addresses: if to Bessemer, at 630 Fifth Avenue, New York, New York 10111; and, if to Fund Accountant, at 3435 Stelzer Road, Columbus, Ohio 43219; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section. Notices will be effective upon receipt.

     21.  Headings.
          --------

          Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     22.  Assignment.
          ----------

          This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     23.  Governing Law.
          -------------

          This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                          BESSEMER TRUST COMPANY

                                          By: __________________________________

                                          Title: _______________________________



                                          BISYS FUND SERVICES OHIO, INC.

                                          By: __________________________________

                                          Title: _______________________________



ACKNOWLEDGED:

OLD WESTBURY FUNDS, INC.

By: _______________________________

Title: ____________________________

                                  SCHEDULE A
                       TO THE FUND ACCOUNTING AGREEMENT
                                    BETWEEN
                            BESSEMER TRUST COMPANY
                                      AND
                        BISYS FUND SERVICES OHIO, INC.

                                     FEES
                                     ----

Fund Accountant shall be entitled to receive a fee from Bessemer on the first business day of each month, or at such time as Fund Accountant shall request and the parties hereto shall agree, computed daily at the annual rate set forth below:

     Three one-hundredths of one percent (.03%) of the Fund Company's average daily net assets up to $450 million.

     Two and one-half one-hundredths of one percent (.025%) of the Fund Company's average daily net assets in excess of $450 million up to $750 million.

     Two one-hundredths of one percent (.02%) of the Fund Company's average daily net assets in excess of $750 million up to $1.5 billion.

     One one-hundredths of one percent (.01%) of the Fund Company's average daily net assets in excess of $1.5 billion.

Out-of-Pocket Expenses
----------------------

In addition to the fees described herein, Fund Accountant shall be reimbursed for out-of-pocket expenses in accordance with Section 4 of this Agreement.

                                       BESSEMER TRUST COMPANY

                                       By: _________________________________

                                       Title: ______________________________

                                       BISYS FUND SERVICES OHIO, INC.

                                       By: _________________________________

                                       Title: ______________________________

                                      A-1